Exhibit 10.3

Dear John

On behalf of Merrion Biopharma Limited (the “Company”) I am pleased to offer you the position of Managing Director with the Company on the following terms and subject to the following conditions:-

1	COMMENCEMENT DATE

1.1	The date of commencement of your employment was 5 April 2004 (“the Commencement Date”). No previous period of employment with any other employer shall be treated as continuous employment with the Company. You will be employed on a full time basis, until terminated by either party giving to the other six months notice in accordance with the provisions of clause 1.2 hereof or as otherwise provided for in this agreement;

1.2	Any notice shall be given in writing. The Company reserves the right to make payment of salary in lieu of such period of notice.

2	SALARY

2.1	Your salary will be €159,000 per annum payable monthly in arrears into your nominated bank account, after the deduction of PAYE and PRSI payments and all other lawful or authorised deductions. This salary will be reviewed annually on the anniversary of the Commencement Date. Such salary review will not provide for a deduction in salary. The payment of a salary increase on a once-off or repeated basis shall not give rise to a contractual entitlement to same.

2.2	By signing this contract you agree that the Company is entitled to deduct from your salary and other money’s payable and reimbursable to you by the Company, all sums which you owe the Company at any time.

3	DUTIES AND REPORTING

3.1	You will be responsible for the overall management and operation of the Company and will carry out such duties in your position as Managing Director as may be required of you by the Company or such other duties as may be required from time to time. You will report to the Chief Executive Officer of Merrion Inc.

3.2	You shall carry out your duties in a proper, loyal and efficient manner and shall use your best endeavours to promote the interests and reputation of the Company and not do anything which is or may be harmful to it.

4	LOCATION

Your usual place of work will be at 3rd Floor, Biotechnology Building, Trinity College Dublin, Dublin 2. However, the Company reserves the right, and by this contract you hereby agree, to carry out your work, either on a temporary or permanent basis, at such location in the greater Dublin area as the Company may reasonably require, from time to time. Except at the discretion of the Company you will not be compensated or reimbursed for the costs involved in such re-location.

5	WORKING HOURS

Your normal hours of work will be from 9 am to 5.30 p.m., Monday to Friday, with one hour for lunch each day. However as Managing Director you will be expected to work appropriate hours in order to fully carry out your responsibilities. Due to the nature of your position, this may include evening or weekend work where necessary. You will not be entitled to any additional salary in respect of any such additional hours of work. You hereby acknowledge, by accepting this contract, that as a member of the management team Part II of the Organisation of Working Time Act 1997 shall not apply to your employment under this contract.

6	EXPENSES

You will be reimbursed promptly by the Company for all agreed expenses properly and wholly, exclusively and necessarily incurred by you in the proper performance of your duties, subject to the production of evidence of expenditure satisfactory to the Company in a timely manner.

7	BONUS SCHEME

You will be eligible to participate in the Company Bonus Scheme subject to the terms and conditions of the scheme. The Company Bonus Scheme is entirely discretionary on the part of the Company and may be terminated unilaterally, without notice or cause, by the Company at any time. The payment of the bonus will be calculated in accordance with the performance criteria laid down by the Board and will be determined by the Remuneration Committee of the Board. Any such bonus will be paid within one calendar month of the conclusion of the Company’s financial year. The payment of a bonus on a once-off or repeated basis shall not give rise to a contractual entitlement to same. In the event of termination being received or issued prior to the bonus payment date, no payment will be made.

8	HEALTH INSURANCE

During your employment the Company shall pay the cost of maintaining Plan C options coverage with Voluntary Health Insurance Board or other similar health care as you may inform the Company from time to time, for yourself, your spouse and your children under 18 years of age or 23 years of age if they are in full time education, subject to eligibility requirements, terms and conditions of the scheme.

9	PENSION

Subject to the terms, conditions and provisions of the Company’s Pension Scheme which is due to be implemented, you will be entitled to become a member of the Company Pension Scheme from the date of its implementation. You will be provided with details of the Scheme.

10	LIFE ASSURANCE

The Company agrees to provide for life insurance cover for the sum of not less than 5 times your annual salary subject to eligibility requirements, terms and conditions of the scheme. For the first twelve months of your employment after which time life insurance cover will be incorporated in the Company Pension Scheme on condition that no excess health loading exists on your life and subject to satisfactory medical examinations.

11	PERMANENT HEALTH INSURANCE

You will be entitled to participate at the Company’s expense in the Company’s permanent health insurance scheme, subject always to the rules of such scheme. You will be provided with details of the Scheme which is designed to preserve your income, if you are suffering from an illness which restricts, curtails or limits your ability to work.

12	MEMBERSHIP OF PROFESSIONAL BODIES

The Company shall pay your subscription fees to appropriate professional bodies having regard to the nature of your duties.

13	EQUITY PARTICIPATION

13.1	The Company intends to establish a share option scheme on such terms and subject to such qualification requirements and levels as the Remuneration Committee or board of Directors may determine and you will be entitled to participate on similar terms as all other employees, subject to the eligibility requirements, terms and conditions of the scheme.

13.2	In addition to the foregoing, as of the date of this Agreement, you may be permitted to subscribe at par for and purchase shares of common stock of Merrion Pharmaceuticals, Inc (the “Parent”) representing 3% of the issued stock of the Parent on a fully diluted basis, as more fully set out in the terms of a stock restriction agreement to be adopted by you and the Company (hereinafter referred to as a “restricted stock agreement”). The number of shares of restricted stock subject to purchase by you will be measured based on the amounts of issued and outstanding stock (on a fully diluted basis) as of the closing of the Series A Fundraising and to be further adjusted to maintain your 3% of the Parent’s issued and outstanding stock (on a fully diluted basis) as of the date of closing a Series B Fundraising by the Company.

For the purposes of this clause 13:

“Series A Fundraising” means the subscription by European Bioscience Fund 1 Limited Partnership (“EBF”) for 1,050 Ordinary Shares in the Parent, the conversion by EBF of certain convertible loan notes into 2,552 Ordinary Shares in the Parent and the subscription by Enterprise Ireland for 750,000 EI Preference Shares in the Parent.

“Series B Fundraising” means a subsequent round of fundraising pursuant to which the Parent raises at least US$12 million.

13.3	The restricted stock will vest as follows: 20% of the restricted stock will vest on the closing of the Series A Fundraising, and, subject to the employee remaining in full time employment with the Company, the remaining 80% of the restricted stock will vest annually on the anniversary of the Commencement Date in equal amounts over the next four years, or on an accelerated basis upon achievement of certain milestones to be established by you and the Company in consultation with the Remuneration Committee and set forth in the restricted stock agreement. The restricted stock agreement shall contain a “change of control” provision providing, subject to the employee remaining in full time employment with the Company, for accelerated vesting of all shares of unvested restricted stock immediately upon the happening of a change of control with respect to the Company in defined circumstances.

The term “fully diluted” means treating any equity securities which are not stock but which are convertible into or exchangeable for or otherwise represent rights to subscribe for or otherwise acquire stock as the requisite number of stock for this purpose and the term “equity securities” shall include, without limitation, for these purposes stock, shares and any warrants, options or other rights to acquire stock or any other equity security and debt security convertible into stock or any other equity security.

13.4	Your entitlement to participate in the said share option scheme shall cease upon the termination of your employment, howsoever arising, and you shall have no right to any compensation arising from the loss of any entitlement to participate in the share option scheme as a result of the termination of your employment.

14	TRANSACTION INCENTIVE SCHEME

The Company intends to establish and operate a Transaction Incentive Scheme. You will be eligible to participate in such Scheme on such terms subject to the qualification requirements and to such levels, as the Remuneration Committee of the Board may determined from time to time.

15	ANNUAL LEAVE

15.1	You will be entitled to 25 days annual leave per year (in addition to statutory public holidays) in each calendar year to be taken at such time or times as the Company considers most convenient and otherwise in accordance with the Organisation of Working Time Act 1997.

15.2	Annual leave entitlement shall be deemed to accrue at the rate of 2.08 days per month. The Company’s holiday year commences on 1 January and ends on 31 December. All annual leave must be agreed in advance with the Chief Executive Officer. Salary in lieu of annual leave will not be paid by the Company.

15.3	If you start or leave your employment during a holiday year your leave entitlement is that year will be calculated pro-rata at the rate of 2.08 days for each complete month of service.

16	RETIREMENT

If not previously terminated, this contract will be terminated by reason of retirement at the end of the month in which your 65th birthday occurs.

17	SICK LEAVE AND SICK PAY

17.1	If you are absent from work due to illness, you will be expected to notify the Company immediately (or in any event, no later than 9.30 a.m. on the first day of your absence). You are required to provide a medical certificate in a form satisfactory to the Company for all absences from work for more than three consecutive working days. For the purposes of this rule any holiday, week-end, or other day or days to which you are otherwise entitled coming either immediately before or immediately after such three consecutive days of absence shall be deemed to be a day or days of absence.

17.2	In the event that you provide medical certificates the Company shall continue to pay, subject to clause 17.3 your full basic salary for a maximum aggregate period of 90 working days such absence in any period of twelve months. Thereafter, you may be eligible to apply for the permanent health insurance as provided at clause 11, subject always to the rules of such scheme.

17.3	Any Company sick pay shall include any social welfare or other benefit to which you are entitled by law and shall be reduced by the amount of any such benefit recoverable by you whether or not recovered. You shall notify the Company of any social welfare or other benefits to which you are entitled.

17.4	The Company may (at its expense) at any time whether or not you are then incapacitated, require you to submit to such medical examinations and tests by doctor(s) nominated by the Company and you hereby authorise such doctor(s) to disclose to and discuss with the Company and its medical advisers the results of such examinations and tests.

17.5

In the event that you are incapable of performing your duties by reason of injuries sustained wholly or partly as a result of actionable negligence nuisance or breach of any statutory duty on the part of any party all payments made to you by the Company whether of salary or sick pay shall to the extent that compensation is recoverable from a third party constitute loans by the Company to you (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when and to the extent that you recover compensation for loss of earnings from that party by action or otherwise.

18	EXCLUSIVE SERVICE

During your employment, you must devote your time, attention and skills exclusively to the business of the Company and you must use your best endeavours to promote the interests, business and welfare of the Company. You will not, during the continuance of your employment engage in work or employment for any other party without the prior written consent of the Company. You must avoid outside business relationships or business dealings with any of the Company’s customers, suppliers or competitors.

19	NO OBLIGATION TO PROVIDE WORK

During the continuance of your employment hereunder (including, but not limited to, any period after notice of termination has been served by either party) there shall be no obligation on the Company to require you to work or perform any duties or services for the Company or to provide you with any work and if the Company gives written notice to you requiring you not to work or to perform any duties or services for any given period, then during such period you shall not be entitled to attend at or have access to the offices or documents of the Company, such period shall, however, be no greater than three months in duration. You will however continue to be entitled to receive your full salary and other benefits hereunder.

20	CONFIDENTIALITY

20.1	You shall not during the continuance of your employment or at any time thereafter except as authorised by the Company in the proper performance of your duties disclose or cause to be disclosed to any person or use for your own purposes or for any purposes other than those of the Company any Confidential Information which you may have received or obtained during your employment with the Company or information in respect of which the Company is bound by an obligation of confidence to a third party and you shall use his best endeavours to prevent the publication or disclosure of any such information.

20.2	All notes, memoranda, documents, records and writing made, received or obtained by you on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of the Company shall be treated as confidential and shall be and remain the property of the Company and shall be delivered by you to the Company) forthwith upon request.

20.3	The restrictions contained in this clause shall not apply to:

20.3.1	any disclosure authorised by the Company or required in the ordinary and proper course of your employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

20.3.2	any information which you can demonstrate was known to you prior to the commencement of your employment by the Company or is in the public domain otherwise than as a result of a breach of this clause.

For the purposes of this clause 20 “Confidential Information” means any proprietary information, whether or not protectible as a trade secret or otherwise which provides an advantage to a competitor or which a party wishes to designate as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the technology projects, business, finance or organisation of the Company, its suppliers or customers which shall have come to your knowledge during the course of your employment.

20.4	Without prejudice to the generality of the foregoing provisions, you shall not make any oral or written announcement, presentation or publication of any kind relating to any Confidential Information, or containing any Confidential Information, without the prior consent in writing of the Company.

21	INTELLECTUAL PROPERTY RIGHTS

21.1	This clause applies to any Intellectual Property produced invented or discovered by the Managing Director whether alone or with any other person at any time during the continuance of his employment with the Company which relates directly or indirectly to the business of the Company or any Associated Undertaking (or to any business in which the Company or any Associated Undertaking has an interest) or which may in the opinion of the Company be capable of being used or adapted for use therein (the “Developed Intellectual Property”).

For the purposes of this clause 21, “Associated Undertaking” means a holding company of the Company, a subsidiary of any such holding company or a subsidiary of the Company.

21.2	All Developed Intellectual Property shall to the fullest extent permitted by law belong to, vest in and be the absolute sole and unencumbered property of the Company.

21.3	The Managing Director hereby:

21.3.1	agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other format that may be specified by the Company) of all Developed Intellectual Property made by the Managing Director (solely or jointly with others) during the term of his employment with the Company. The records will be available to and remain the sole property of the Company at all times;

21.3.2	undertakes to notify and disclose to the Company in writing full details of all Developed Intellectual Property forthwith upon the production, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of his employment with the Company deliver up to the Company all correspondence and other documents papers and records and all copies thereof in his possession, custody or power relating to any Developed Intellectual Property;

21.3.3	undertakes to hold on trust for the benefit of the Company any Developed Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in the Company;

21.3.4	assigns by way of present assignment of future copyright all copyright in all Developed Intellectual Property to which this clause applies;

21.3.5	agrees that the decision whether or not to commercialise or market any Developed Intellectual Property developed by the Managing Director solely or jointly with others is in the Company’s sole discretion and for the Company’s sole benefit and the Managing Director acknowledges that, save as provided in this Agreement no further remuneration or compensation is or may become due to the Managing Director in respect of his performance of his obligations under this clause;

21.3.6	undertakes at the expense of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Board be necessary or desirable to vest in and register or obtain letters patent in the name of the Company and otherwise to protect and maintain the Developed Intellectual Property;

21.3.7	irrevocably appoints the Company or its nominee as the attorney of the Managing Director to execute and sign as the Managing Director’s act and deed in his name and on his behalf all documents as the Company may consider requisite for the perfection of the pledge hereby evidenced;

21.3.8	to the extent that by law any Developed Intellectual Property or the rights therein do not, or are not permitted to or cannot, vest in or belong to the Company the Managing Director agrees immediately upon the same coming into existence to offer to the Company a right of first refusal to acquire the same on arms length terms to be agrees between the parties and in the absence of agreement within thirty days of such offer to be decided upon by an arbitrator to be appointed by the President for the time being of the Incorporated Law Society of Ireland (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties);

21.3.9	undertakes not to incorporate any invention, original work of authorship, development, concept, discovery, process, computer programme, know-how, ideas, methodology, improvement or trade secret owned, in whole or in part, by any third party into any Developed Intellectual Property without the Company’s prior written permission.

21.3.10	acknowledges that, the terms of this Agreement shall not grant the Managing Director any licence or similar right with respect to any patent, copyright or other property of the Company.

grants to the Company a worldwide, non-exclusive, irrevocable, perpetual, royalty free licence (with the right to grant sub-licenses to third parties) to make, have made, modify, use and sell all Prior Inventions insofar as the Prior Inventions are incorporated into any product, process or machine of the Group and to the extent necessary to enable the Company to exploit the Developed Intellectual Property.

22	PROTECTIVE COVENANTS

22.1	You hereby agree that you will not, during the continuance of your employment, and for a period of 6 months after Notice of Termination (however caused) within the Territory, without the prior written consent of the Company;

22.1.1	be engaged, concerned or interested either directly or indirectly in any capacity either on your own behalf of in conjunction with or on behalf of any person, firm, company, business, concern or enterprise whatsoever any business wholly or partly in competition with the Relevant Business; or

22.1.2	directly or indirectly in any capacity either on your own behalf or in conjunction with or on behalf of any other person, firm, company, business, concern or enterprise whatsoever;

(a)	solicit or entice or endeavour to solicit or entice away from the service of the Company any person employed by the Company in any capacity whatsoever whether or not such person would commit a breach of his contract of employment by reason of leaving such service;

(b)	canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or any goods dealt in by the Company any person, firm, company, business, concern or enterprise whatsoever who is or was at any time during the period of 1 year immediately preceding the termination of your employment a customer of or supplier to or in the habit of dealing with the Company or who is or had been during the said 1 year period negotiating with the Company for the supply of such services or goods; or

(c)	interfere or seek to interfere to take steps as may interfere with the continuance of supplies to the Company (or the terms relating to such supplies) from any persons who are or who have been supplying components, materials, goods or services to the Company at any time during the 1 year period immediately preceding termination of your employment.

22.2	Nothing contained in this clause shall act to prevent you from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company.

For the purposes of this clause 22

“Relevant Business” means the business of competing drug delivery and formulation technologies together with the carrying on or undertaking of such other business trade or activity ancillary thereto and in connection therewith as the Board may deem appropriate and which the Company is undertaking or carrying on at the date of termination of your employment hereunder or during a period of twelve months prior thereto.

“Territory” means Ireland.

23	SEVERANCE CLAUSE

Without prejudice to the generality of any clause, you hereby acknowledge and agree that each of the covenants in clauses 20, 21 and 22 of this contract constitute entirely separate and independent restrictions on you (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each of such covenant is no greater than is reasonable and necessary for protection of the legitimate interests of the Company but that if any such restriction shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said covenant shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such covenant shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply.

24	TERMINATION

This Company may terminate your employment hereunder with immediate effect without compensation (such termination to be without prejudice to any other rights or remedies of the Company in respect of any breach of this Agreement) if you shall at any time:

24.1.1	in the opinion of the majority of the members of the Board of the Company commit any serious or material breach or repeated breaches of your obligations under this contract and (if capable of remedy) fail to remedy same within 14 days of being called upon to do so by the Company;

24.1.2	in the opinion of the majority of the members of the Board of the Company neglect or fail or refuse to properly discharge any of the duties properly assigned or delegated to you; or

24.1.3	are guilty of dishonesty or misconduct or wilful neglect in the discharge of your duties or the performance of your powers; or

24.1.4	are adjudicated bankrupt or commit any act of bankruptcy or make any arrangement or composition with your creditors; or

24.1.5	are convicted of any indictable offence (other than a road traffic offence which does not result in a custodial sentence) which in the reasonable opinion of the Company may affect your position in or the reputation of the Company; or

24.1.6	are absent or unable through illness or injury to discharge in full your duties hereunder for a consecutive period of 90 days or for an aggregate period of 180 days in any period of 12 consecutive months, save however that if you are receiving income continuance, pursuant to Clause 11, the Company may not terminate your employment under this clause, where to do so would result in your losing all or part of such benefits; or

24.1.7	for any reason become in the reasonable opinion of the Company incapable of performing your duties under this contract.

In the event of perceived misconduct, the Company will be entitled to suspend your employment forthwith for a period of up to 3 months in order to consider and investigate the allegation and decide what action or procedure it would be appropriate to adopt. You will continue to be paid during any such suspension where this is approved by the board of the Company. In all disciplinary matters, you will be presented in writing with the totality of the allegations made against you, will be given the right to respond, will have the opportunity to be represented at any disciplinary hearing by a colleague, and will have the opportunity to call or cross examine witnesses.

25	OBLIGATIONS ON TERMINATION

25.1	Upon the termination of your employment:-

25.1.1	you shall immediately deliver up to the Company, all correspondence, documents, memoranda, papers, computer disks, object or source codes, writing, credit cards, keys, mobile telephones and other property of the Company which may be in your possession or under your control by reason of this contract;

25.1.2	the Company shall forthwith pay to you all accrued and unpaid remuneration, fees and expenses properly due under the terms of this contract;

25.1.3	you shall not hold yourself out, or represent, to any third party that you have the authority or ostensible authority to represent or to contractually bind, the Company.

25.2	The termination of your employment shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right or action already accrued to either party in respect of any breach of this contract by the other party.

26	GRIEVANCES

26.1	All grievances will be dealt with in accordance with the Company grievance procedure as far as possible, a copy of which will be made available to you. If you feel aggrieved on any matter of employment which affects you, the grievance should initially be discussed with the Chief Executive Officer.

26.2	If the grievance cannot be resolved with the Chief Executive Officer you may make a written request that it be raised with the Board of Directors. Your written request must give full details of your grievance, the steps you have taken to resolve this grievance and the remedy you are seeking.

27	HEALTH & SAFETY

You are required to comply with the Company’s policy and rules relating to health and safety at work, as may be notified to you from time to time.

28	TERMS OF EMPLOYMENT (INFORMATION) ACT 1994

The provisions of this contract shall constitute notice to you of your terms and conditions of employment as are required to be given to you pursuant to the Terms of Employment (Information) Act, 1994.

29	INDEPENDENT LEGAL ADVICE

You acknowledge that you have taken legal advice on and understand the effect and implications of this contract and every part thereof. You further acknowledge that you have entered into this contract without any coercion of any description.

30	CHANGE TO YOUR TERMS OF EMPLOYMENT

The Company reserves the right to make reasonable administrative changes of a minor nature, not effecting your remuneration, responsibilities or status, to any of your terms of employment from time to time; such changes may be made by way of a general notice applicable to all employees or by way of specific notice to you. Any such changes shall take effect immediately.

31	SEVERABILITY

In the event that any of these terms, conditions or provisions, or any part thereof, shall be determined to be invalid, unlawful or unenforceable, such term, condition or provision, or any part thereof, shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

32	WAIVER

A waiver by either party or any breach of the other party of any of the terms of this contract or the acquiescence of such party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term or of any subsequent act contrary thereto.

33	LAW

This Agreement shall be governed by Irish law and disputes arising under or about it shall be subject to the exclusive jurisdiction of the Irish Courts.

If you wish to accept this contract, please sign the attached copy of this contract and return same to me to confirm your agreement to accept employment subject to the above terms and conditions.

Yours sincerely

/s/ Fintan Maher
On behalf of Merrion Biopharma Limited

ACCEPTANCE

I have read, understood and confirm that I accept employment with Merrion Biopharma Limited subject to the above terms and conditions.

Signed:	/s/ John Lynch
Date:	23/11/04